Exhibit 23.4

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-3, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Sylvie Lampron, Eng., hereby consent to the use of my name in connection with the mineral reserve estimates for the Canadian Malartic Mine as at December 31, 2016 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

By:	/s/ Sylvie Lampron

Name:	Sylvie Lampron, Eng.

March 28, 2017